Exhibit 10.2

Richard H. Fearon
Non-Executive Chairman

Avient Corporation
33587 Walker Road
Avon Lake, OH 44012
440.930.1000
www.avient.com

May 3, 2024

Mr. Robert M. Patterson
c/o Avient Corporation
33587 Walker Road
Avon Lake, Ohio 44012
Dear Bob:
In connection with the conclusion of your service with Avient Corporation (“Avient” or the “Company”), including in the role of Special Advisor, Avient desires to enter into this letter agreement with you (“Letter Agreement”) as of the date first written above (the “Effective Date”) to memorialize certain terms of your termination of employment.
1.Separation from Avient. Effective as of May 31, 2024 (the “Separation Date”), your employment with Avient, including your service in the role of Special Advisor, will terminate due to your voluntary separation. You agree you will provide a letter of resignation as Special Advisor on or before May 31, 2024.
2.Modified Treatment of Outstanding Equity Awards.
(a)Patterson Separation Treatment. Subject to the terms and conditions of this Letter Agreement, if the Employment Period ends on the Separation Date or as described in Sections 3(a)(ii) or 3(a)(iii) on or before the Separation Date, your Stock Appreciation Rights (“SARs”), Restricted Stock Units (“RSUs”) and Performance Units previously awarded to you as long-term incentive awards and outstanding at that time (the “Outstanding Awards”) will be subject to the provisions of Section 2 (the “Patterson Separation Treatment”) and the award agreements applicable to such Outstanding Awards are hereby modified by this Letter Agreement:
(i)The Outstanding Awards will continue to vest between the Effective Date and the earlier of the Separation Date or the date the Employment Period ends as described in Sections 3(a)(ii) or 3(a)(iii);

Mr. Robert M. Patterson

(ii)SARs shall continue to vest and become exercisable upon their terms as if the Employment Period did not end and you remained employed by Avient after the earlier of the Separation Date or the date the Employment Period ends as described in Sections 3(a)(ii) or3(a)(iii) (with no pro-ration treatment as may be otherwise provided for in any award agreement for the SARs);
(iii)Outstanding vested SARs awards then held by you, plus each SARs award that becomes vested pursuant to this Letter Agreement, may be exercised in whole or in part until the end of its term, but in no event beyond the latest expiration date for such SARs award as provided for in the applicable award agreement for such SARs award;
(iv)Performance Units shall continue to vest and be payable upon their terms as if the Employment Period did not end and you remained employed by Avient after the earlier of the Separation Date or the date the Employment Period ends as described in Sections 3(a)(ii) or3(a)(iii) (with no pro-ration treatment as may be otherwise provided for in any award agreement);
(v)Restricted Stock Units shall continue to vest and be payable upon their terms as if the Employment Period did not end and you remained employed by Avient after the earlier of the Separation Date or the date the Employment Period ends as described in Sections 3(a)(ii) or3(a)(iii) (with no pro-ration treatment as may be otherwise provided for in any award agreement); provided, however, that notwithstanding the terms and conditions of the applicable award agreement, the RSUs granted to you in February 2023 shall be paid to you not later than March 15, 2025.
(vi)Unless expressly provided, this Letter Agreement will not affect the date on which such other Outstanding Awards become nonforfeitable.
3.Other Agreements.
(a)Definition of Employment Period. Except as otherwise provided herein, your employment with Avient is expected to continue from the Effective Date until the first to occur of: (i) the Separation Date; (ii) your death; (iii) an involuntary termination of your employment by Avient without Serious Cause (as defined below); (iv) an earlier voluntary termination of your employment by you; or (v) an involuntary termination of your employment by Avient for Serious Cause (as defined below) (the “Employment Period”).
(b)Definition of Serious Cause. For purposes of this Letter Agreement, “Serious Cause” shall mean (i) your engagement in any acts which constitute fraud or embezzlement, or (ii) your engaging in any of the acts or conduct prohibited by the Employee Agreement most recently executed by you with Avient (your “Employee Agreement”), regardless of whether your Employee Agreement remains in effect at the time of such acts or conduct, that causes material harm to

Mr. Robert M. Patterson

Avient, or (iii) any material breach of a provision of this Letter Agreement or of any other agreement between you and Avient (including your Employee Agreement); provided, however, that you shall have 30 days from the date of notice to cure such breach.
Nothing in this Letter Agreement prohibits you from reporting, without prior notice to Avient, possible violations of law or regulation to any governmental agency or entity, otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, and, for the avoidance of doubt, you are not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended.

(c)Release of Claims Requirement for Patterson Separation Treatment. Notwithstanding anything to the contrary, and as consideration for the Patterson Separation Treatment, you hereby agree that you shall not receive or retain the Patterson Separation Treatment as described in this Letter Agreement unless and until (i) you have signed and returned to the Company a release of claims (as presented by the Company, the “Release”) not later than 21 calendar days after the last day of the Employment Period and (ii) the period during which you may revoke the Release, if any, has elapsed. The Release, which shall be signed by you no earlier than the last day of the Employment Period, shall be in a written document intended to create a binding agreement by you to release any claim that you then have or may have against Avient and certain related entities and individuals, that arises on or before the date on which you sign the Release (including, without limitation, any claims under the federal Age Discrimination in Employment Act).
(d)Cooperation Requirement for Patterson Separation Treatment. You hereby agree that your receipt of and retention of the Patterson Separation Treatment as described in this Letter Agreement is contingent on the following aspects, following the Employment Period (other than after your death), your agreement herein that you will, until the second anniversary of the last day of the Employment Period: (i) provide reasonable cooperation and assistance to Avient in litigation, claims, disputes, investigations and/or regulatory matters or other proceedings that relate to events that occurred during your period of employment with Avient; (ii) provide reasonable cooperation and assistance to Avient with matters relating to its corporate and transactions history from the period of your employment with Avient; and (iii) provide reasonable cooperation and assistance to Avient with matters relating to marketing and customer or investor relations, helping to resolve issues that may arise with specific customers or investors or otherwise assisting as reasonably requested by Avient’s Chief Executive Officer. You will be entitled to reimbursement of reasonable out-of-pocket travel or

Mr. Robert M. Patterson

related costs and expenses relating to any such cooperation or assistance that occurs following the Employment Period.
(e)Extension of Non-Compete and Non-Solicitation Covenants Requirement for Patterson Separation Treatment. Notwithstanding anything to the contrary, you hereby agree your receipt of and retention of the Patterson Separation Treatment as described in this Letter Agreement is subject to and contingent upon (i) your agreement hereby to extend the post-Employment Period duration of the non-competition and non-solicitation covenants provided for under your Employee Agreement to the second anniversary of the last day of the Employment Period, and (ii) you not engaging in any of the acts or conduct prohibited by your Employee Agreement that cause material harm to the Company. To the extent necessary or desirable, you hereby agree that your Employee Agreement is hereby modified by this Letter Agreement to reflect and implement the provisions of this Section 3(e).
(f)If you fail to comply with the requirements described in this Section 3(c), (d) and (e), then you will cease to be entitled to receive any further benefits under the Patterson Separation Treatment, and any payments or settlements of Outstanding Awards that have occurred in whole or in part due to the operation of this Letter Agreement shall be promptly repaid by you to Avient.
4.Miscellaneous.
Avient may withhold from any amounts payable under this Letter Agreement all federal, including Medicare, Social Security and FUTA, state, city or other taxes as Avient is required to withhold pursuant to any applicable law, regulation or ruling.
Whenever possible, each provision of this Letter Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Letter Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Letter Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
By signing this Letter Agreement, you acknowledge and agree that the Patterson Separation Treatment will be subject to the terms and conditions of Avient’s clawback policy and that you consent to be bound by the terms of such policy and fully cooperate with Avient in connection with the terms and conditions thereof.
In the event any term of this Letter Agreement conflicts with any plan, program, award or policy, this Letter Agreement shall control, and such conflicting term shall be deemed amended by this Letter Agreement. This Letter Agreement shall be governed by the internal law, and not the laws of conflicts, of the State of Ohio.

Mr. Robert M. Patterson

The provisions of this Letter Agreement may be amended or waived only with the prior written consent of Avient and you, and no course of conduct or failure or delay in enforcing the provisions of this Letter Agreement shall affect the validity, binding effect or enforceability of this Letter Agreement.
To the extent applicable, it is intended that this Letter Agreement comply with or be exempt from the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and any proposed, temporary or final regulations, or any guidance promulgated with respect to Section 409A by the U.S. Department of Treasury or the Internal Revenue Service so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be distributed or made available to you or your beneficiaries. This Letter Agreement shall be administered in a manner consistent with such intent.
If you find this Letter Agreement acceptable, please sign and date the Letter Agreement below and return it to me. This Letter Agreement will become effective on the first date written above.
[signatures on following page]

Mr. Robert M. Patterson

Sincerely,

AVIENT CORPORATION

By: _______________________________
Name: Richard H. Fearon
Title: Non-Executive Chairman

Date: _________________________, 2024

I agree to the terms and conditions
in this Letter Agreement.
____________________________________

Name: Robert M. Patterson

Date: _________________________, 2024